Exhibit 99.2

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION, CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

September 12, 2014

LAKES ENTERTAINMENT, INC. ARBITRATOR’S DECISION

IN ARGOVITZ MATTER

MINNEAPOLIS, September 12, 2014 - Lakes Entertainment, Inc. (NASDAQ: LACO) announced it received notice of Final Award in the Argovitz v. Lakes Entertainment, Inc. arbitration matter awarding Argovitz approximately $2.4 million. The matter relates to the Consent and Agreement to Buyout and Release by and between Argovitz and Lakes KAR Shingle Springs, LLC (“LKAR”), Lakes Entertainment, Inc., and Lakes Shingle Springs, Inc. dated January 30, 2003 (“Buyout Agreement”).  The Buyout Agreement required LKAR to make certain payments to Argovitz for so long as LKAR was managing the Red Hawk Casino for the Shingle Springs Tribe.  LKAR made the required payments while it was managing the Red Hawk Casino, and discontinued the payments after its contract to manage the Red Hawk Casino was terminated.  Argovitz asserted various claims, including a claim for breach of the Buyout Agreement relating to the payments he alleged he was entitled to receive after the management agreement was terminated.  Argovitz sought damages of approximately $2.7 million, plus interest, costs, and attorney fees.  The award is not subject to appeal.

“We are surprised and disappointed in the award. This issue, however, is now behind us,” stated Lyle Berman, CEO of Lakes.

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland, and has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio and an ownership interest in Dania Entertainment Center, LLC’s Dania Jai Alai fronton in Dania Beach, Florida.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes’ operation in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management; and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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